Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

MANUFACTURING, COMMERCIALIZATION AND

DEVELOPMENT AGREEMENT

THIS MANUFACTURING, COMMERCIALIZATION AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of July 31, 2006 (the “Effective Date”) between ISIS PHARMACEUTICALS, INC., a Delaware corporation, through its IBIS BIOSCIENCES division (“Ibis”), and BRUKER DALTONICS INC., a Delaware corporation (“Bruker”).

BACKGROUND

Bruker has expertise in manufacturing, promoting, supplying, installing and servicing analytical instruments (including mass spectrometers). Ibis has invented and created a system to identify infectious agents, a component of which is a mass spectrometer, and wishes to commercialize this system, referred to herein as the T5000 System. Bruker and Ibis wish to establish a strategic alliance under which Ibis will commit to deploying T5000 Systems incorporating Bruker’s mass spectrometer, Bruker will manufacture, promote, supply, install and service T5000 Systems and the parties will use Bruker’s contacts with government and non-government entities in Europe and the Middle East, as well as its global infrastructure and expertise in processing systems and consumables orders and supporting customers.

Accordingly, during the Term, Bruker will be the exclusive supplier of mass spectrometers for use in T5000 Systems and the exclusive manufacturer of T5000 Systems. In addition, Bruker will be the exclusive promoter and supplier of T5000 Systems (and consumables used to operate T5000 Systems) to government entities in Europe and the Middle East. Bruker will also be a non-exclusive promoter and supplier of T5000 Systems and consumables to non-government entities in Europe and the Middle East and will support Ibis’ promotion efforts in North America. Bruker will be entitled to buy consumables for T5000 Systems from Ibis at a discount and resell such consumables to its customers.

Bruker will be responsible for processing and fulfilling orders for T5000 Systems originating from, and delivering T5000 Systems to, customers in North America, Europe and the Middle East. Bruker will be responsible for hardware-related issues (as described herein) originating in North America, Europe and the Middle East, and will be the point-of-contact for consumables- and software-related issues (as described herein) originating in Europe and the Middle East. Ibis will be responsible for consumables- and software-related issues originating in North America. The parties will also have certain training and other responsibilities as set forth herein.

In consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions. For purposes of this Agreement (including its exhibits and schedules), capitalized terms used herein not otherwise defined herein will have the meanings set forth on Exhibit A.

ARTICLE 2

TECHNOLOGY TRANSFER PERIOD

2.1                               Overview. To fulfill the commercialization objectives of this Agreement, Ibis will need to train Bruker on the Ibis Technology, including manufacture of the Ibis Amplicon Desalting Module and operation of the Ibis Analytical Systems. In addition, prior to the Technology Transfer Date, Ibis may receive indications of interest to purchase or may negotiate the sale of T5000 Systems. Ibis will have sole discretion whether to supply any such T5000 Systems. If Ibis decides to supply any such T5000 Systems, it will be on the terms set forth in this Article 2.

2.2                               Technology Transfer Plan. The parties will establish a Technology Transfer Management Committee that will manage and ensure the successful transfer of the Ibis Technology to Bruker. The TMC will make decisions by unanimous vote and will be comprised of an equal number of individuals from each party with the background necessary to transfer the Ibis Technology as quickly as possible. In particular, the TMC will: (a) prepare and approve a plan setting forth the parties’ respective rights and responsibilities with respect to transferring the Ibis Technology to Bruker (the “Technology Transfer Plan”) and (b) set a date by which Bruker will assume full responsibility for the manufacture of T5000 Systems (including the Ibis Amplicon Desalting Module) and its other responsibilities as set forth herein, which date will be within 6 months of the Effective Date (the “Technology Transfer Date”).

2.3                               Technology Transfer Purchase Order Plan. The TMC will prepare and approve a plan setting forth the parties’ respective rights and responsibilities with respect to orders for T5000 Systems and Ibis Consumables received prior to the Technology Transfer Date (the “Technology Transfer Purchase Order Plan”). The Technology Transfer Purchase Order Plan will address, among other things: (a) processing of orders (which will be by Bruker and in a similar manner as it processes orders for its own comparable products), (b) terms and conditions related to Bruker’s delivery of MicrOTOFs and Ibis delivery of Ibis Amplicon Desalting Modules to the customer site and (c) responsibility for assembly and Installation of, training on, and service and support for, T5000 Systems (including transition of responsibility, if any).

2.4                               Responsibilities. Each party will use commercially reasonable efforts in performing its obligations under the Technology Transfer Plan and the Technology Transfer Purchase Order Plan. Without limiting the foregoing, (a) the parties will cooperate and provide the data and assistance reasonably necessary to enable Bruker to assume full responsibility for the manufacture of T5000 Systems by the Technology Transfer Date, (b) Ibis will provide Bruker with access to a full technical data package for T5000 Systems, including drawings prepared by Omnica Corporation related to T5000 Systems, and (c) Ibis will authorize the Omnica Corporation to sell the equipment related to the T5000 to Bruker under the same terms and pricing provided to Ibis.

2.5                               Costs and Expenses; Revenue Sharing. Each party will bear its own costs (including those related to labor, materials and other expenses) associated with performing under the Technology Transfer Plan and the Technology Transfer Purchase Order Plan. System Revenues generated from the sale of any such T5000 Systems will be subject to the revenue sharing provisions set forth in Section 5.2.

2.6                               Term. The TMC will complete all of its tasks under this Article 2 prior to the Technology Transfer Date.

ARTICLE 3

RIGHTS AND RESPONSIBILITIES; COMMERCIALIZATION PLAN

3.1                               Rights. Subject to the terms and conditions of this Agreement (including Section 3.3, 3.4, 3.5, 11.2 and 11.3), for the Term Ibis hereby appoints Bruker as, and Bruker hereby accepts appointment as:

3.1.1                     As of the Effective Date, exclusive supplier of mass spectrometers for use in T5000 Systems.

3.1.2                     As of the Technology Transfer Date, exclusive manufacturer of T5000 Systems for all uses, except IVD Use, throughout the world.

3.1.3                     As of the Effective Date, exclusive promoter, seller/reseller and supplier of T5000 Systems and Ibis Consumables for Government Use in the countries comprising the European/Middle East Territory.

3.1.4                     As of the Effective Date, non-exclusive promoter, seller/reseller and supplier of T5000 Systems and Ibis Consumables for Other Use by End Users located in the European/Middle East Territory.

For clarification, Bruker will not have any rights to manufacture, promote, sell/resell or supply T5000 Systems or Ibis Consumables nor any responsibility to install and service any T5000 Systems, for any IVD Use.

3.2                               Commercialization Plan.

3.2.1                     Overview. To implement the general framework set forth in this Agreement, the parties must define the specifics of each party’s rights and responsibilities with respect to the various tasks contemplated herein. Exhibit B sets forth the scope of each party’s responsibilities, specific responsibilities of each party and topics that need to be addressed by the parties.

3.2.2                     Commercialization Plan. Subject to the provisions described under

“Scope of Responsibilities” and “Specific Responsibilities” in Exhibit B, the parties will, prior to the Technology Transfer Date, mutually agree on a more detailed commercialization plan (the “Commercialization Plan”) that is consistent with the overall intent of this Agreement and the scope and specific responsibilities set forth under “Scope of Responsibilities” and “Specific Responsibilities” in Exhibit B and that addresses the items described under “Topics to Address” in Exhibit B and such other items that are consistent with the foregoing.

3.2.3                     Responsibilities. Each party will use commercially reasonable efforts in performing its obligations under the Commercialization Plan.

3.2.4                     Costs and Expenses. Each party will bear its own costs (including those related to labor, materials and other expenses) associated with performing under the Commercialization Plan.

3.2.5                     Conflicts. For clarification, in the event of any inconsistency between this Agreement and the Commercialization Plan, the terms and conditions of this Agreement will govern and control.

3.3                               Existing Agreements; U.S. Government; Internal Use. Section 3.1 and anything in the Commercialization Plan to the contrary notwithstanding, Ibis retains the right to manufacture, promote, sell and supply, as well as process and fulfill orders for and deliver and Install, T5000 Systems (with or without additional components) (a) pursuant to any agreement initially entered into prior to the Effective Date, (b) to the U.S. Government (or any contractor or subcontractor thereof) pursuant to any agreement (including grants and subcontracts) (i) initially entered into prior to the Effective Date, (ii) that result from proposals or similar submissions submitted by Ibis prior to the Effective Date or (iii) that do not permit Ibis to subcontract with Bruker or (c) for the internal use of Ibis and its Affiliates; provided, however, that Ibis has the option to require Bruker to manufacture, promote and sell, process and fulfill orders for, supply, deliver, Install, provide training on, service and support and provide Updates for such T5000 Systems on the terms and conditions set forth herein. In the event Ibis exercises such option, Ibis will direct the relevant party to submit an order directly to Bruker.

3.4                               Territorial Limitation. Section 3.1 notwithstanding, Bruker will not promote, sell, supply, deliver or Install (or cause to be promoted, sold, supplied, delivered or Installed) any T5000 System or Ibis Consumables outside the North American Territory and the European/Middle East Territory except in compliance with Section 3.5. If Bruker receives an indication of interest or order from a prospective purchaser for T5000 Systems or Ibis Consumables that would require supplying, delivering or Installing T5000 Systems or Ibis Consumables, as applicable, in a location outside the North American Territory or the European/Middle East Territory, Bruker will immediately inform Ibis and, subject to Section 3.5, the Ibis President and a vice president- or president-level officer of Bruker will consider the potential transaction.

3.5                               Expansion of Rights and Responsibilities. In the event either party wishes to expand the scope of Bruker’s rights set forth in Section 3.1 (and correlative obligations) or alter, expand or reduce the scope and specific responsibilities set forth under “Scope of Responsibilities” or “Specific Responsibilities” in Exhibit B, the Ibis President and a vice president- or president-level officer of Bruker will discuss such expansion in good faith and any agreed upon expansion will be mutually agreed to in writing.

ARTICLE 4

MICROTOFS AND MICROTOF PARTS

4.1                               Supply.

4.1.1                     In the event Ibis exercises its right under Section 3.3 to manufacture, promote, sell and supply T5000 Systems, Bruker will supply, deliver and sell to Ibis such quantities of MicrOTOFs for integration into such T5000 Systems as set forth in Ibis’ purchase orders, pursuant to the pricing in Section 5.6. Such purchase orders will set forth the quantity and the desired delivery date and will otherwise be governed by Exhibit D (other than with respect to the warranty relating to such MicrOTOFs, which will be governed by Section 4.2).

4.1.2                     During the Term, the Transition Term and for [***] years following the end of the Transition Term, in the event Ibis desires to service and support T5000 Systems (including any predecessor or similar systems that incorporate a MicrOTOF) supplied, delivered and/or installed by Ibis prior to the Effective Date or supplied, delivered and/or installed by Ibis after the Effective Date pursuant to its exercise of its rights under Section 3.3 and requires parts that Bruker commonly sells (“Part(s)”), Bruker will supply, deliver and sell to Ibis or its customers such kind and quantity of Parts for use in servicing and supporting such T5000 Systems or systems as set forth in Ibis’ purchase orders, pursuant to the pricing in Section 5.6. Such purchase orders will set forth the quantity and the desired delivery date and will otherwise be governed by Exhibit D (other than with respect to the warranty relating to such Parts, which will be governed by Section 4.2).

4.2                               Warranty.

4.2.1                     Bruker will service and support the MicrOTOF integrated into each T5000 System described in Section 4.1.1 pursuant to the warranty accompanying such MicrOTOF. Anything in such warranty to the contrary notwithstanding, such warranty will (a) inure to the benefit of and be valid and enforceable by Ibis and/or the end user of each T5000 System described in Section 4.1.1 and (b) the warranty period will be for a period of [***] year beginning upon demonstration by Bruker that the MicrOTOF complies with its specification, but in any event not more than (i) [***] months after delivery to such end user or (ii) [***] months after delivery to Ibis.

4.2.2                     Bruker will service and support the Parts supplied pursuant to Section 4.1.2 pursuant to the warranty accompanying such Parts (the “Parts Warranty”). Anything in the Parts Warranty to the contrary notwithstanding, the Parts Warranty will (a) inure to the benefit of and be valid and enforceable by Ibis and/or the end user of each T5000 System described in Section 4.1.2and (b) the warranty period will be for a period of [***] year beginning upon demonstration by Bruker that the applicable Part complies with its specification, but in any event not more than (i) [***] months after delivery to such end user or (ii) [***] months after delivery to Ibis.

4.3                               Terms of Purchase and Sale. The parties will prepare and approve a plan setting forth the parties’ respective rights and responsibilities with respect to supplying and delivering MicrOTOFs and Parts (the “MicrOTOF Delivery Plan”). The MicrOTOF Delivery Plan will address, among other things: (a) lead-time required by Bruker for timely delivery of MicrOTOFs and Parts, (b) terms of delivery of MicrOTOFs and Parts (including packing, transportation and insurance requirements as set forth in Exhibit D) and (c) other specific obligations and undertakings of each party related to the foregoing.

ARTICLE 5

REVENUE SHARING; PRICING; PAYMENT

5.1                               Bruker Negotiated Sales of T5000 Systems. With respect to each sale of a T5000 System the price of which is negotiated by Bruker and for which (a) Bruker sells, delivers and Installs, trains End Users on, services and supports and provides Updates for such T5000 System (all as contemplated by the Commercialization Plan) and (b) Ibis fulfills its obligations as contemplated by the Commercialization Plan with respect to such T5000 System, Bruker will pay Ibis amounts based on the following percentages of System Revenues (subject to the following minimums), which amounts will be cumulative and in addition to any other payments to be made to Ibis under this Agreement:

5.1.1                     [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System (unless specifically authorized in writing by the Ibis President for any particular End User); plus

5.1.2                     [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System, if Ibis supplies and delivers the Ibis Amplicon Desalting Module; plus

5.1.3                     [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System, if Ibis services and supports the Ibis Amplicon Desalting Module.

For clarification, for purposes of Section 5.1(b), Ibis’ obligations under the Commercialization Plan are not specific to particular sales or deployments of T5000 Systems, but rather require Ibis to provide Bruker generally with the Ibis Analytical Systems that will be integrated with each particular sale and deployment of a T5000 System.

5.2                               Ibis Negotiated Sales of T5000 Systems. With respect to each sale of a T5000 System (a) the price of which is negotiated by Ibis or an Ibis Partner and for which (i) Bruker sells, delivers and Installs, trains End Users on, services and supports and provides Updates for such T5000 System (all as contemplated by the Commercialization Plan) and (ii) Ibis fulfills its obligations under the Commercialization Plan with respect to such T5000 System or (b) under the Technology Transfer Purchase Order Plan, Bruker is entitled to retain the applicable percentage of System Revenues set forth below (subject to the applicable minimum set forth below) and Bruker will pay Ibis any remaining amount resulting from such sale, which amounts will be in addition to any other payments to be made to Ibis under this Agreement:

5.2.1                     If Ibis did not supply and deliver the Ibis Amplicon Desalting Module and is not servicing and supporting the Ibis Amplicon Desalting Module, [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System (unless specifically authorized in writing by Bruker by an authorized officer for any particular End User); or

5.2.2                     If Ibis did supply and deliver the Ibis Amplicon Desalting Module but is not servicing and supporting the Ibis Amplicon Desalting Module, [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System (unless specifically authorized in writing by Bruker by an authorized officer for any particular End User); or

5.2.3                     If Ibis did supply and deliver the Ibis Amplicon Desalting Module and is servicing and supporting the Ibis Amplicon Desalting Module, [***]% of System Revenues for such T5000 System, but in no event less than $[***] per such T5000 System (unless specifically authorized in writing by Bruker by an authorized officer for any particular End User).

For clarification, for purposes of Section 5.2(a)(ii), Ibis’ obligations under the Commercialization Plan are not specific to particular sales or deployments of T5000 Systems, but rather require Ibis to provide Bruker generally with the Ibis Analytical Systems that will be integrated with each particular sale and deployment of a T5000 System.

5.3                               Ibis Sales of T5000 Systems (Other than Full Bruker Participation). For each sale of a T5000 System the price of which is negotiated by Ibis or an Ibis Partner but not covered by Section 5.2 (that is, Bruker does not perform all of the tasks assumable by Bruker as set forth in the Commercialization Plan), Ibis and Bruker, in accordance with Section 15.10, will determine an equitable allocation of System Revenues based on obligations assumed by Ibis (either directly or through a Third Party, including an Ibis Partner).

5.4                               Bruker Purchase of Ibis Consumables. Solely in connection with satisfying its obligations under the Commercialization Plan, beginning on the Effective Date Bruker may purchase, and Ibis will sell, Ibis Consumables at [***]% of Ibis’ then current list price for such Ibis Consumables in the United States. However, if Ibis discounts particular Ibis Consumables by more than [***]% from its current list price in the United States for purchases of the same or similar Ibis Consumables in the same or similar volume, then Bruker may purchase, and Ibis will sell, Ibis Consumables at [***]% of Ibis average selling price in the United States for purchases of the same or similar Ibis Consumables in the same or similar volume. Notwithstanding the foregoing, the parties understand and agree that Ibis may, from time to time, provide discounted Ibis Consumables to customers who will be supplying data to Ibis for marketing, regulatory or other valuable purposes or in connection with a significant relationship. Such discounted Ibis Consumables will not be included in calculating such average price; provided, however, that in any case not more than [***]% of Ibis Consumables sales will be excluded from the calculation of such average price.

5.5                               Extended Warranty. (a) For each Extended Warranty sold to an End User located in the North American Territory, Bruker will pay Ibis [***]% of Extended Warranty Revenues (provided Ibis fulfills its obligations under the Commercialization Plan with respect to providing Bruker with Renewal Updates), but in no event less than $[***] for each year of coverage under such Extended Warranty (unless specifically authorized in writing by the Ibis President for any particular End User or any particular defined business incentive) and (b) for each Extended Warranty sold to an End User located outside the North American Territory, Bruker will pay Ibis [***]% of Extended Warranty Revenues (provided Ibis fulfills its obligations under the Commercialization Plan with respect to providing Bruker with Renewal Updates), but in no event less than $[***] for each year of coverage under such Extended Warranty (unless specifically authorized in writing by the Ibis President for any particular End User or any particular defined business incentive). Bruker acknowledges and agrees that these payments are tied to each Extended Warranty sold to an End User for each T5000 System purchased by such End User for each year of coverage under such Extended Warranty. For clarification, (c) for purposes of Section 5.5(a), Ibis’ obligations under the Commercialization Plan with respect to providing Bruker with Renewal Updates are not specific to particular sales of Extended Warranties, but rather require Ibis to provide Bruker generally with Renewal Updates that will be integrated with each particular sale of an Extended Warranty and (d) Bruker has no obligation to compensate Ibis for providing Renewal Updates other than as set forth in Section 5.5(a) and (b).

5.6                               MicrOTOFs; Parts. Bruker will sell MicrOTOFs to Ibis pursuant to Section 4.1.1 at a fixed price of $[***] per MicrOTOF and, during the Term, the Transition Term and for [***] years following the end of the Transition Term, will sell Parts to Ibis pursuant to Section 4.1.2 at [***]% of Bruker’s then-current list price for such Parts in the United States.

5.7                               Payment Terms.

5.7.1                     All payments by Bruker under Section 5.1, 5.2, 5.3 and 5.5 will be calculated based on System Revenues and Extended Warranty Revenues, as applicable. Ibis’ share of System Revenues  are due and payable within 30 days of the end of the calendar month in which the initial Installation is complete. Ibis’ share of Extended Warranty Revenues are due and payable within 30 days of the end of the each calendar month in which Bruker receives payment.

5.7.2                     All payments by Bruker under Section 5.4 (for Ibis Consumables) and all payments by Ibis under Section 5.6 (for MicrOTOFs and Parts) are due and payable within [***] days of the invoice date.

5.7.3                     All payments hereunder will be by check or wire transfer to a bank account designated by the party to whom such payment is due pursuant to instructions provided by such party.

5.7.4                     All payments hereunder and System Revenues calculations and Extended Warranty Revenues calculations will be reflected in United States dollars. If any currency conversion is required to reflect System Revenues or Extended Warranty Revenues in United States dollars, such conversion will be made by using the average of the exchange rates for the purchase and sale of United States dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar month to which a payment relates.

5.7.5                     Any payments under this Agreement that are not paid when due will bear interest to the extent permitted by applicable law at the prime rate as reported by the Bank of America, New York, New York, on the date such payment is due, plus an additional 12% simple interest per annum, calculated on the number of days such payment is delinquent and a 365 day year; provided, however, that in no event will such rate exceed the maximum legal interest rate allowed by law. The party from whom the payment is due will pay all costs and expenses incurred by the party to whom payment is due in collecting delinquent amounts (including late charges), including attorneys’ fees and costs. The party to whom the payment is due may accept partial payment by the party from whom the payment is due, which will not constitute a waiver of the right of the party to whom the payment is due to collect the balance. This Section 5.7.5 will in no way limit any other remedies available to any party.

5.8                               Reports. Each payment under Section 5.1, 5.2 and 5.5 will be accompanied by a report of System Revenues and Extended Warranty Revenues during the calendar month related to such payment. Such report will be in sufficient detail so as to permit confirmation of the accuracy of payments made, including (as applicable) amounts invoiced/purchase orders received, initial Installations completed, gross receipts, applicable deductions, the applicable percentage applied and the aggregate payment due to Ibis for such calendar month.

5.9                               Taxes. The party making payment hereunder will pay any and all taxes levied on account of such payment. If laws or regulations require that taxes be withheld, the party making such payment will (a) timely pay the taxes to the proper taxing authority, and (b) send proof of payment to the party receiving such payment and certify its receipt by the tax authorities within 60 days following that payment.

5.10                        Records; Audits.

5.10.1              Records. Bruker will keep, and will require its Affiliates to keep, complete, true and accurate books and records (a) pertaining to the sale or other disposition of T5000 Systems, Ibis Consumables and Extended Warranties in sufficient detail to permit confirmation of the accuracy of all payments due hereunder and (b) of Systems Revenues and Extended Warranty Revenues in accordance with United States generally accepted accounting principles in sufficient detail to permit confirmation of the accuracy of all payments due hereunder. Bruker will keep such books and records for at least three years following the end of the calendar year to which they pertain.

5.10.2              Audit. Upon the written request of Ibis and not more than once in any 12-month period, Bruker will, and will require its Affiliates to, permit an independent certified public accounting firm of nationally recognized standing selected by Ibis to have access during normal business hours to such books and records of Bruker and its Affiliates as may be reasonably necessary to verify the accuracy of the reports under Section 5.8. The accounting firm will disclose to Ibis only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Ibis. If such accounting firm identifies a discrepancy made during such period, Bruker will pay Ibis the amount of the discrepancy within 30 days of the date that the Ibis delivers to Bruker such accounting firm’s written report so concluding, or as otherwise agreed upon by the parties. The fees charged by such accounting firm will be paid by Ibis; provided, however, that if an audit uncovers an underpayment of amounts due by Bruker under this Article 5 by more than 5% then (a) the fees of such accounting firm will be paid by Bruker and (b) such audit will not count as an audit for purposes of the frequency by which Ibis may audit Bruker’s records under this Section 5.10.2.

5.10.3              Confidential Information. All financial information subject to review under this Section 5.10 will be treated as Confidential Information of Bruker and Ibis will cause its accounting firm to enter into an acceptable confidentiality agreement with Bruker obligating it to retain all such information in confidence (subject to reasonable exceptions).

ARTICLE 6

TRADEMARKS

6.1                               Trademark Use.

6.1.1                     Ibis’ Marks. Subject to the terms and conditions of this Agreement and during the Term and the Transition Term, Ibis hereby grants Bruker a non-exclusive, non-transferable, royalty-free limited license to use Ibis’ Marks in the North American Territory and the European/Middle East Territory solely in connection with the performance of its obligations under the Commercialization Plan. Ibis grants no rights other than those expressly granted hereunder, and Bruker hereby agrees to and recognizes Ibis’ exclusive ownership of Ibis’ Marks. Any use of Ibis’ Marks will be in conformity with the trademark policy and other written instructions of Ibis.

6.1.2                     Bruker Marks. Subject to the terms and conditions of this Agreement, during the Term and the Transition Term, Bruker hereby grants Ibis a non-exclusive, non-transferable, royalty-free limited license to use Bruker’s Marks solely in connection with the performance of its obligations under the Commercialization Plan. Bruker grants no rights other than those expressly granted hereunder, and Ibis hereby agrees to and recognizes Bruker’s exclusive ownership of Bruker’s Marks. Any use of Bruker’s Marks will be in conformity with the trademark policy and other written instructions of Bruker.

6.2                               Maintenance of Marks. Each party will use the other party’s Marks in compliance with all applicable laws, rules and regulations and in a manner that reflects favorably upon and preserves the integrity of such other party’s Marks. Each party agrees not to (a) adopt or use any trademarks, brand names, words, logos, symbols, letters, designs or marks that would be confusingly similar to the other party’s Marks, (b) modify any of the other party’s Marks in any way, (c) use any of the other party’s Marks on or in connection with any goods or services other than the T5000 Systems or (d) take any other action that could diminish the value of the other party’s Marks or damage the goodwill and/or reputation for quality associated with such other party’s Marks. Any goodwill arising out of the use by a party of the other party’s Marks hereunder will inure to the benefit of the owner thereof. Each party agrees to provide the other party with a sample of all proposed marketing materials and any other materials utilizing the other party’s Marks at least 30 days prior to use thereof.

ARTICLE 7

CONFIDENTIALITY

7.1                               Confidentiality. Each party agrees during the Term, the Transition Term and for a period of four years after the end of the Transition Term that it will protect and hold the other party’s Confidential Information in trust and confidence, that it will not use such Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any Third Party without first obtaining the other party’s express written consent on a case-by-case basis. A party may disclose Confidential Information of the other party to its own employees, consultants, agents and contractors (and only such employees, consultants, agents and contractors) having a “need to know” in connection with such party’s proper performance hereunder.

7.2                               Exceptions. Confidential Information of a disclosing party will not include information which the receiving party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available, (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records, (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure or (d) is independently developed by the receiving party without the use of or reference to the disclosing party’s Confidential Information.

7.3                               Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances: (a) complying with applicable court orders or governmental regulations and (b) disclosure to Affiliates, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such parties, provided that any such person or entity agrees in writing to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 7. Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(a), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and cooperate with the other party’s efforts to secure confidential treatment of such information.

7.4                               Return of Confidential Information. After termination or expiration of this Agreement, upon request, each party will return to the other party, or destroy, within 30 days of such request all Confidential Information received from the other party.

7.5                               Remedies. In the event of any breach of this Article 7 by the receiving party, including, without limitation, the actual or threatened disclosure or unauthorized use of the disclosing party’s Confidential Information without the prior express written consent of the disclosing party, the parties agree that the disclosing party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the disclosing party for such injury. Accordingly, the receiving party agrees that the disclosing party will have the right to enforce this Article 7 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the disclosing party may have for a breach of this Agreement.

7.6                               Public Announcements. All publicity, press releases and other announcements relating to this Agreement will be reviewed in advance by, and subject to the approval of, both parties (which approval will not be unreasonably withheld); provided, however, that upon full execution of this Agreement either party may issue the press release set forth in Exhibit C; provided, further, that either party may disclose the terms of this Agreement insofar as required to comply with applicable securities laws.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1                               Ownership of Inventions. Except as otherwise set forth herein, ownership of any Invention will track inventorship, and the inventorship of any Invention will be determined in accordance with United States laws of inventorship. If any Invention is not patentable, inventorship will be determined as if it were patentable.

8.2                               License to Ibis Technology Improvements. To the extent that any Improvements to the Ibis Technology are made by employees or agents of Bruker or its Affiliates that Bruker controls, Bruker hereby grants to Ibis a non-exclusive, fully-paid, royalty-free, worldwide, sublicensable and transferable, irrevocable and perpetual license under all right title and interest to exploit such Improvements for any purpose whatsoever (including commercial activities). For purposes of clarification, the foregoing license includes the right to (directly or through a third party) make, use, offer to sell, sell, import, reproduce, prepare derivative works, distribute copies, perform and/or display.

8.3                               License to MicrOTOF Technology Improvements. To the extent that any Improvements to the MicrOTOF Technology are made by employees or agents of Ibis or its Affiliates that Ibis controls, Ibis hereby grants to Bruker a non-exclusive, fully-paid, royalty-free, worldwide, sublicensable and transferable, irrevocable and perpetual license under all right title and interest to exploit such Improvements for any purpose whatsoever (including commercial activities). For purposes of clarification, the foregoing license includes the right to (directly or through a third party) make, use, offer to sell, sell, import, reproduce, prepare derivative works, distribute copies, perform and/or display.

8.4                               Pursuit of Joint Intellectual Property Rights. With respect to Inventions jointly conceived as a result of performing under this Agreement (“Joint Inventions”), the parties will negotiate in good faith regarding which party will be responsible for preparing, filing and prosecuting any patent applications or other appropriate filings and maintaining, enforcing and defending any patents, copyrights or other similar rights issued thereon (including the allocation of costs and awards related thereto).

8.5                               Infringement by Third Parties. Each party will promptly notify the other in writing of any alleged or threatened infringement of any MicrOTOF Technology or Ibis Technology of which such party becomes aware. Both parties will use commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation, if appropriate. Other than any action or proceeding with respect to infringement of solely MicrOTOF Technology (which Bruker will have the sole right to bring and control at its own expense and by counsel of its own choice; provided, however, that with respect to infringement of any MicrOTOF Technology that is likely to have a material and adverse effect on any T5000 System being developed or commercialized pursuant to this Agreement, Ibis will have the right to receive appropriate information relating to such action and to provide input to Bruker), Ibis will have the sole right to bring and control any action or proceeding with respect to infringement of T5000 Systems or Ibis Consumables at its own expense and by counsel of its own choice.

8.6                               Infringement of Third Party Rights. Each party will promptly notify the other in writing of any allegation by a Third Party that the MicrOTOF Technology, the Ibis Technology, T5000 Systems, Ibis Consumables or the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Other than any such claim involving alleged infringement of Third Party rights solely by MicrOTOF Technology (which Bruker will have the sole right to control any defense of at its own expense and by counsel of its own choice; provided, however, that with respect to infringement of any MicrOTOF Technology that is likely to have a material and adverse effect on any T5000 System being developed or commercialized pursuant to this Agreement, Ibis will have the right to receive appropriate information relating to such action and to provide input to Bruker), Ibis will have the sole right to control the defense of any such claim involving alleged infringement of Third Party rights by T5000 Systems, Ibis Consumables or the activity of either of the parties pursuant to this Agreement.

8.7                               Limited Rights; No Challenge. Neither party will have the right to acquire any rights in or is entitled to use, sell, copy, license or otherwise exploit the other party’s Intellectual Property Rights other than as expressly set forth herein. Under no circumstances will either party challenge or assist a Third Party to challenge the other party’s rights in MicrOTOF Technology or Ibis Technology.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

9.1                               Mutual Representations and Warranties. Each party represents and warrants to the other party that (a) such party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its establishment or incorporation, (b) such party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound and (e) it has and will maintain all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

9.2                               Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED,

INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.3                               Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 7, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SECTION 9.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 12. THE PARTIES AGREE THAT PAYMENTS ACCRUED AND PAYABLE UNDER ARTICLE 5, TO THE EXTENT NOT PAID AS AND WHEN REQUIRED PURSUANT TO THIS AGREEMENT, ARE DIRECT DAMAGES (NOT INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE).

ARTICLE 10

CERTAIN COVENANTS

10.1                        Non-Solicitation. During the Term, the Transition Term and for [***] following the end of the Transition Term, neither party nor any of its Affiliates will solicit or seek to employ any person who is an employee of the other party or its Affiliates as of the Effective Date or becomes an employee of the other party or its Affiliates during the Term or the Transition Term; provided, however, that the foregoing provision will not prevent either party or its Affiliates from hiring employees of the other party or its Affiliates who respond to general employment advertising or similar public solicitations or employing any such person who contacts such party or its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from such party or its Affiliates.

10.2                        Non-Compete. During the Term and the Transition Term, neither Bruker nor any of its Affiliates will (whether internally or in active collaboration with any Third Party(ies)), develop, manufacture, promote, sell or supply any complete system that is designed to perform electrospray ionization orthogonal-TOF analysis of PCR products substantially as a T5000 System without the express written consent of Ibis; provided, however, that Bruker has no restriction whatsoever in developing, selling and servicing its general purpose electrospray orthogonal-TOF mass spectrometer to any customer.

10.3                        Exclusive Source. During the Term, the Transition Term and for two years following the end of the Transition Term, neither Bruker nor any of its Affiliates will directly or indirectly sell any (a) primers and related reagent solutions or (b) analysis software or databases for use with the T5000 System other than those purchased from Ibis.

10.4                        Treatment of End Users. In terms of priority in internal processes and/or in terms of customer support and service, each party will treat all End Users equally and will not favor any particular End User over another. For clarification, this Section 10.4 will not prevent either party from providing quantity discounts, preferred T5000 Systems pricing or other similar arrangements to End Users.

10.5                        Assurances. Neither party will structure transactions with Third Parties in an attempt to avoid payment obligations to the other party. For clarification, neither party will offer Third Parties terms that encourage such Third Party to purchase T5000 Systems or Ibis Consumables at reduced prices in exchange for consideration that does not ratably benefit both parties as set forth herein. Such terms include financial and non-financial terms, including incentives, discounts, rebates, perquisites, extended warranties (whether in scope, duration or otherwise), enhanced service, more favorable return policies and most favored pricing.

ARTICLE 11

TERM AND TERMINATION

11.1                        Term. Unless earlier terminated pursuant to this Article 11 and subject to Sections 11.2 and 11.3, the term of this Agreement will commence on the Effective Date and continue until the fourth anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for additional [***] year periods (the “Extension Terms”) unless either party gives written notice of termination at least [***] months prior to the expiration of the Initial Term or of one of the Extension Terms. The foregoing notwithstanding, Bruker and Ibis each will continue to satisfy its obligations under each Extended Warranty (as set forth in the Commercialization Plan) until the expiration or termination of such Extended Warranty pursuant to its terms.

11.2                        Transition Term. Subject to Section 11.3, following the end of the Term, Bruker may, until the [***] anniversary of the end of the Term (the “Transition Term”) and on the same terms and conditions as applied during the Term, continue to (a) purchase, resell and deliver Ibis Consumables (as set forth in the Commercialization Plan) to parties in both the Government Use market and the Non-Exclusive Market with whom it consummated the sale of a T5000 System prior to the end of the Term and (ii) sell Extended Warranties and service and support for T5000 Systems (as set forth in the Commercialization Plan) to parties in both the Government Use market and the Non-Exclusive Market with whom it consummated the sale of a T5000 System prior to the end of the Term, and, during the Transition Term, Ibis will continue to fulfill its correlative obligations under the Commercialization Plan.

11.3                        Partnering Transaction. Section 11.2 notwithstanding, in the event Ibis consummates a Partnering Transaction, Bruker may, at its election, transition its on-going rights and obligations in the Non-Exclusive Market to Ibis (or its designee) pursuant to a timeline and plan approved by the parties in accordance with Section 15.10; provided, however, that Bruker may not transition its obligations under Section 3.1.1 and 3.1.2 and correlative obligations under the Commercialization Plan or its obligations under any Extended Warranty without the prior written consent of Ibis (or its successor). If Bruker does not elect to transition such obligations, Isis may, at its election, terminate Bruker’s rights under Section 11.2 in the Non-Exclusive Market after the later of (a) the [***] anniversary of the effective date of the Partnering Transaction and (b) the [***] anniversary of the Effective Date. For clarification, during the Term, even if Ibis consummates a Partnering Transaction, Bruker will remain the exclusive supplier of mass spectrometers for use in T5000 Systems, the exclusive manufacturer of T5000 Systems for all uses, except IVD Use, throughout the world and the exclusive marketer of T5000 Systems, Ibis Consumables for Government Use.

11.4                        Termination for Cause. A party will have the right to terminate this Agreement by providing written notice to the other party upon the occurrence of any of the following:

11.4.1              the other party (i) admits its inability to pay its debts as they come due, (ii) has a receiver appointed for all or of any part of its property, (iii) makes any assignment for the benefit of creditors or (iv) files a petition under any bankruptcy, insolvency or similar law, or any such petition is filed against such party and is not dismissed within 75 days; or

11.4.2              upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60 day (10 day with regard to any payment breach) period following written notice of breach by the non-breaching party.

11.5                        Effect of Expiration or Termination.

11.5.1              Except as expressly set forth in this Section 11, upon the effectiveness of the expiration or termination of this Agreement for any reason, all rights and licenses granted under this Agreement will immediately terminate and any purchase orders not yet completely fulfilled may be canceled at the option of the party that received such order.

11.5.2              After the Term and/or the Transition Term, as applicable, Bruker will not represent or hold itself out as being an authorized distributor or otherwise having any rights to commercialize the T5000 Systems or Ibis Consumables or engage in any practices that might make it appear that Bruker has any such rights. After the Term and/or the Transition Term, as applicable, Ibis will not represent or hold itself out as being an authorized distributor or otherwise having any rights to commercialize the MicrOTOF or MicrOTOF II or engage in any practices that might make it appear that Ibis has any such rights.

11.5.3              In the event this Agreement is terminated pursuant to Section 11.4.2 due to Bruker’s breach of its obligations hereunder to perform service and support for End Users of T5000 Systems, Bruker will, if requested by Ibis, assign to Ibis Bruker’s rights to perform service and support with respect to T5000 Systems for such End Users and will transfer to Ibis any prepayment Bruker has received therefor. The rights of Ibis and obligations of Bruker in this Section 11.5.3 will apply only to the extent the applicable service and support agreement between Bruker and the End User pertains solely to T5000 Systems and not other products distributed by Bruker.

11.6                        Survival. Notwithstanding anything to the contrary herein, the following provisions will survive the expiration or termination of this Agreement for any reason: Article 4, Sections 5.4, 5.6, 5.7, 5.8, 5.9 and 5.10, Article 7, Sections 8.1, 8.2, 8.3, 8.7, 9.2, 9.3, 10.1, 10.3, 11.1, 11.5 and 11.6 and Articles 12, 13 and 15. In addition, Sections 10.2 and 11.2 will survive until the end of the Transition Term and Section 11.3 will survive until the later of (a) the second anniversary of the effective date of the Partnering Transaction or (b) the fourth anniversary of the Effective Date. It is expressly understood and agreed that, notwithstanding anything to the contrary herein, any payment rights and obligations accruing under Article 5 prior to expiration or termination will continue unaffected and survive expiration or termination of this Agreement for any reason.

ARTICLE 12

INDEMNIFICATION

12.1                        Indemnification by Bruker. Bruker hereby agrees to save, defend and hold Ibis and its Affiliates and their respective directors, officers, employees and agents (each, an “Ibis Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees, with respect to subparts (a) and (b) below solely with respect to personal injury and property damage (collectively, “Losses”), to which any Ibis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (a) the breach by Bruker of any warranty, representation, covenant or agreement made by Bruker in this Agreement, (b) any act or omission pursuant to this Agreement by Bruker; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Ibis Indemnitee or the breach by Ibis of any warranty, representation, covenant or agreement made by Ibis in this Agreement or (c) a claim that any product or service provided by Bruker (including the MicrOTOF) infringes the intellectual property of a Third Party (unless such claim is based on use of a product provided by Bruker in combination with other hardware, software, firmware or materials not provided by Bruker where, without such combination, there would be no infringing activity).

12.2                        Indemnification by Ibis. Ibis hereby agrees to save, defend and hold Bruker and its Affiliates and their respective directors, officers, employees and agents (each, a “Bruker Indemnitee”) harmless from and against any and all Losses to which any Bruker Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (a) the breach by Ibis of any warranty, representation, covenant or agreement made by Ibis in this Agreement, (b) any act or omission pursuant to this Agreement by Ibis; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Bruker Indemnitee or the breach by Bruker of any warranty, representation, covenant or agreement made by Bruker in this Agreement or (c) a claim that any product or service provided by Ibis (including the Ibis Amplicon Desalting Module) infringes the intellectual property of a Third Party (unless such claim is based on use of a product provided by Ibis in combination with other hardware, software, firmware or materials not provided by Ibis where, without such combination, there would be no infringing activity).

12.3                        Control of Defense. Any entity entitled to indemnification under this Article 12 will give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party may assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without the indemnifying party’s consent (but such consent will not be unreasonably withheld, conditioned or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

12.4                        Insurance. Each party, at its own expense, will maintain product liability insurance in an amount consistent with industry standards during the Term, the Transition Term and for 2 years following the end of the Transition Term with respect to T5000 Systems and Ibis Consumables it delivers to End Users. Each party will provide a certificate of insurance evidencing such coverage to the other party upon request and will provide the other party with written notice at least 15 days prior to the cancellation, non-renewal or material change in such insurance. The amounts of any insurance coverage obtained pursuant to this Section 12.4 will not be construed to create a limit on any party’s liability with respect to its indemnification obligations hereunder.

ARTICLE 13

DISPUTE RESOLUTION

13.1                        Dispute Resolution. The parties recognize that disputes as to certain matters may arise from time-to-time. It is the objective of the parties to seek to resolve any disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the parties agree to abide by the following procedures set forth in this Article 13 to resolve any such disputes. The parties initially will attempt to settle any such dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

13.2                        Escalation. Prior to taking action as provided in Section 13.3 or 13.4 of this Agreement, if the parties cannot resolve a dispute within 20 days of written request by either party to the other, the parties will first submit such dispute to the Executive Vice President of Isis Pharmaceuticals, Inc. or the Ibis President and a vice-president- or president-level officer of Bruker with authority to settle the applicable dispute, for resolution. Such officers will meet promptly thereafter and will negotiate in good faith to resolve such dispute. If they cannot resolve such dispute within 30 days of commencing such negotiations, then the matter will be submitted to mediation in accordance with Section 13.3. All negotiations pursuant to this Section 13.2 will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.3                        Mediation. If the parties cannot resolve the dispute pursuant to Section 13.2, then upon the expiration of the 30 day period for negotiation between the officers of the parties pursuant to Section 13.2, the parties will jointly commence mediation by providing to the American Arbitration Association (“AAA”) a joint written request for mediation, setting forth the subject matter of the dispute and the relief requested by each party. The parties will cooperate with the AAA and with one another in selecting a mediator from AAA’s panel of neutral mediators and in scheduling the mediation proceedings which must, in any event, occur within 30 days after the submission of the parties’ joint written request for mediation. The parties covenant that they will participate in at least one full day of mediation in good faith and that they will share equally in its costs. If mediation fails to resolve such dispute, either party may submit such dispute to a court having competent jurisdiction.

13.4                        Court Actions. Notwithstanding the above, to the full extent allowed by law, either party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the parties’ rights or enforce the parties’ obligations under this Agreement pending final resolution of any claims related thereto in a mediation as provided above. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The parties will use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

ARTICLE 14

EXPORT COMPLIANCE

14.1                        Export Regulations. The parties acknowledge and agree that all Ibis deliveries under this Agreement will be to a location within the United States. Bruker will be solely responsible for complying with and will ensure compliance with any and all export laws, rules and regulations; provided, however, that Ibis will be solely responsible for classifying the T5000 System (including the Ibis Analytical Systems and whether as an assembled instrument or in its component parts), including whether the T5000 Systems is a “defense article” (under the Arms Export Contract Act, its implementing regulations and regulations promulgated thereunder) and the appropriate export control classification number(s) (under the Export Administration Act, its implementing regulations and regulations promulgated thereunder), and Bruker will reasonably assist Ibis in determining such classification. Bruker understands that Ibis is subject to regulation by agencies of the Government, including the United States Department of Commerce, Office of Foreign Assets Control of the United States Treasury and the United States Department of Defense, which prohibit export or diversion of certain technical products and services to certain countries, even if such products or services were not manufactured or assembled in the United States. Bruker warrants that it will comply in all respects with the Export Administration Regulations, International Traffic in Arms Regulation and all other export and re-export restrictions applicable hereto.

ARTICLE 15

GENERAL PROVISIONS

15.1                        Assignment. Neither party may assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party; provided, however that a party may make such an assignment without consent to Affiliates or to a successor to all of or substantially all of the business or assets of such party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. The rights and obligations of the parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement will be void.

15.2                        Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as such party will specify in writing. Such notice will be deemed given upon personal delivery, one day after the date such notice is provided by overnight delivery service, three days after the date of mailing when sent by certified or registered mail, postage prepaid, or upon the date such notice is transmitted by facsimile. All notices will be addressed as follows:

If to Bruker:	Bruker Daltonics Inc.
40 Manning Road
Billerica, MA 01821
Attention: Vice President of Finance
Facsimile: (978) 667-5993

With a copy to:	Bruker Daltonics Inc.
40 Manning Road
Billerica, MA 01821
Attention: John Wronka, Ph.D.
Facsimile: (978) 667-5993

If to Ibis:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008-7208
Attention: Executive Vice President
Fax: (760) 268-4989

With a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008-7208
Attention: General Counsel
Fax: (760) 268-4922

With a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008-7208
Attention: President, Ibis Biosciences division of Isis Pharmaceuticals, Inc.
Fax: (760) 603-4653

Either party may by like notice specify or change an address to which notices and communications will thereafter be sent.

15.3                        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

15.4                        Relationship of the Parties. Nothing in this Agreement will constitute, nor will any party represent that there is any relationship of employer and employee, principal and agent, partnership, joint venture or agency of any kind between the parties as a result of this Agreement. Neither party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written consent of the other party.

15.5                        Compliance with Laws. Ibis and Bruker each agree that it will comply with all applicable laws, rules and regulations in performing its obligations hereunder.

15.6                        Severability. Any term or provision of this Agreement held to be illegal or unenforceable will, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof will not be affected.

15.7                        Waiver. Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy will not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party’s rights or remedies provided under this Agreement.

15.8                        Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section.

15.9                        Mutually Drafted Agreement. This Agreement has been negotiated by both parties and their counsel, and no presumption will be drawn against either party based on its drafting of any particular provision hereof.

15.10                 Entire Agreement; Amendment. This Agreement (including its exhibits and schedules, which are incorporated by reference herein) sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth herein. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

15.11                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. A party may evidence its execution and delivery of this Agreement by signing and faxing this Agreement to the other party and promptly thereafter mailing the signed original copy of this Agreement to the other party.

15.12                 Force Majeure. No party will be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control (including without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party) and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

15.13                 U.S. Government Rights. Bruker acknowledges and agrees that certain Ibis Technology was developed in part with funds furnished by the U.S. Government and that the U.S. Government has certain rights relative thereto. This Agreement is explicitly made subject to the U.S. Government’s rights under any applicable law or regulation. To the extent that there is a conflict between any such applicable law or regulation and this Agreement, the terms of such applicable law or regulation will prevail.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Manufacturing, Commercialization and Development Agreement to be executed by their duly authorized representatives as of the Effective Date.

ISIS PHARMACEUTICALS, INC.		BRUKER DALTONICS INC.

By:	/s/ B. Lynne Parshall	By:	/s/ Frank H. Lavuien
Name:	B. Lynne Parshall	Name:	Frank H. Lavuien
Title:	EVP & CFO	Title:	President

[COUNTERPART SIGNATURE PAGE TO MANUFACTURING, COMMERCIALIZATION AND DEVELOPMENT AGREEMENT]

Exhibit A

DEFINITIONS

“Affiliate” means a Person that, directly or indirectly, is controlled by Bruker or Ibis, as applicable; provided, however that, for Bruker, an Affiliate will include only entities that are controlled by Bruker BioSciences Corporation. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to govern the financial and the operating policies or to appoint the management of Bruker or Isis, as applicable.

“Calendar Quarter” means each respective period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Confidential Information” means any confidential or proprietary information of a party, including, without limitation, any information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form; provided, however, that such information is in writing and marked “confidential” (or with another similar designation) or, if disclosed orally, visually or through other non-written communication, such information is reduced to writing and so marked. Without limiting the generality of the foregoing, the parties agree that the Ibis Technology is Confidential Information of Ibis, the financial terms of this Agreement are Confidential Information of both parties and the MicrOTOF Technology is Confidential Information of Bruker.

“Effective Date” has the meaning provided in the opening clause.

“End User” means, with respect to Ibis Consumables or T5000 Systems, a Person who obtains such Ibis Consumables or T5000 System for its own use.

“European/Middle East Territory” means the following countries:  Afghanistan, Albania, Andorra, Austria, Bahrain, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus (including the Republic of Cyprus and the Republic of Northern Cyprus), Czech Republic, Denmark, Egypt, Estonia, Finland, Former Yugoslav Republic of Macedonia, France, Germany, Greece, Hungary, Iceland, Iran (presently not sold to), Iraq, Ireland, Israel, Italy, Jordan, Kuwait, Kyrgyzstan, Latvia, Lebanon, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Norway, Oman, Pakistan, Poland, Portugal, Qatar, Romania, Russia, San Marino, Saudi Arabia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Syria (presently not sold to), Tajikistan, The Netherlands, Turkey, Turkmenistan, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan and Vatican City.

“Extended Warranty(ies)” has the meaning set forth in Exhibit B.

“Extended Warranty Revenues” means the gross receipts received by Bruker and its Affiliates for sales of Extended Warranties to End Users.

“Extension Term” has the meaning provided in Section 11.1.

“Government Use” means use primarily in connection with (a) defense, including homeland security, (b) food testing, (c) human forensics and (d) veterinary care and treatment by departments and agencies of national, state or local governments (or their respective contractors acting in their capacity as contractors to such entities) of countries comprising the European/Middle East Territory, but not including any IVD Use.

“Ibis” has the meaning provided in the opening clause.

“Ibis Amplicon Desalting Module” means an automated instrument for performing sample injection and clean-up procedures.

“Ibis Analytical Systems” means Ibis’ proprietary analysis software and databases, as more fully described in Schedule 2, as updated from time to time by written agreement of the parties, as well as third-party software that is a part of the T5000 System.

“Ibis Consumables” means primers, reagent solutions and other consumables for use with the T5000 System, as more fully described in Schedule 1, as such may be amended from time to time by the parties.

“Ibis Partner” means any Third Party with whom Ibis has entered into an agreement for the sale and delivery of T5000 Systems.

“Ibis President” means the President of the Ibis Biosciences division of Isis Pharmaceuticals, Inc.

“Ibis Technology” means the Intellectual Property Rights owned or licensed by Ibis that are reasonably related to the T5000 System (including, without limitation, the patents and patent applications set forth on Schedule 4).

“Improvement” means any enhancement or modification (whether or not patentable) to the Ibis Technology or the Bruker Technology, as applicable, that is conceived or reduced to practice by either party or by the parties jointly during the Term or the Transition Term in the course of performing under this Agreement.

“Initial Period” means, with respect to a particular T5000 System, the 365 day period immediately following Installation of such T5000 System.

“Initial Term” has the meaning provided in Section 11.1.

“Installation” means unpacking and physically placing and securing a T5000 System at an End User’s facility, making all necessary electrical and fluidic connections, installing the Ibis Analytical Systems on the T5000 System (to the extent not already installed), running diagnostic routines (to the extent not already performed at Bruker’s facilities), making necessary adjustments and demonstrating to appropriate personnel of the End User that, upon completion of the foregoing activities, the T5000 System functions in accordance with the customer acceptance specifications found in Schedule 3. “Install,” “Installed” and related terms will have correlative meanings.

“Intellectual Property Rights” means any and all Patent Rights, business processes, data rights, copyrights, moral rights, trade names, trademarks, mask works, trade secrets, know-how, knowledge, techniques, technology, practices, methods, test data and results, analytical and quality control data, results or descriptions, software and algorithms and other intellectual property rights, whether registered or unregistered, arising or enforceable under United States law or the law of any other jurisdiction or international treaty regime.

“Invention” means any invention or discovery, whether or not patentable, that is conceived or reduced to practice by either party or by the parties jointly in the course of performing under this Agreement.

“IVD Use” means use primarily in connection with (a) human in vitro diagnostics and (b) “homebrew” applications, including “analyte specific reagent” (ASR) use under the Clinical Laboratory Improvement Act of 1988 (CLIA) and comparable legislation and regulations in other jurisdictions.

“Marks” means, as to each party, those trademarks, trade names and logos set forth under such party’s name on Schedule 5, as such may be amended from time to time by the parties.

“MicrOTOF” means Bruker’s mass spectrometer (not including the FOCUS™ option), as more fully described in Schedule 6, as updated from time to time by written agreement of the parties.

“MicrOTOF II” means a second-generalation MicrOTOF that incorporates Bruker’s Apollo II Dual Ion Funnel Source and is designed to be compatible for use with T5000 Systems developed for Regulated Uses (including uses in connection with the diagnosis or treatment of humans or animals).

MicrOTOF Technology” means the Intellectual Property Rights owned or licensed by Bruker or any of its Affiliates that are reasonably related to the MicrOTOF (including, without limitation, the patents and patent applications set forth on Schedule 7).

“Non-Exclusive Market” means that market consisting of End Users located in the European/Middle East Territory using Ibis Systems for Other Use.

“North American Territory” means Canada, Mexico and the United States and its territories and possessions.

“Other Use” means any use other than Government Use and IVD Use.

“Partnering Transaction” means an agreement providing a Third Party with the right, among other things, to promote, sell and supply T5000 Systems and/or Ibis Consumables in the European/Middle East Territory other than an agreement relating solely to IVD Use.

“Patent Rights” means all rights associated with United States and foreign patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor’s certificates) and patent applications (including, without limitation, all substitutions, continuations, continuations-in-part, provisionals and divisionals thereof).

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of such government.

“Renewal Update(s)” means Updates that Ibis may, from time to time, develop and make generally available to the public after the Initial Period.

“Specifications” means the specifications to be prepared and approved by the parties prior to the Technology Transfer Date.

“System Revenues” means the amounts invoiced, or reflected in purchase orders received, by Bruker and its Affiliates for sales of T5000 Systems to End Users, less (a) transportation, customs, duties, delivery and similar charges, including insurance premiums, actually incurred by Bruker or its Affiliates or paid by an End User and reimbursed by Bruker and (b) taxes (other than franchise or income taxes on the income of Bruker or its Affiliates) actually paid by or withheld from Bruker or its Affiliates or paid by an End User and reimbursed by Bruker, provided that upon the refund of any such tax or reimbursement to Bruker, such refund or reimbursement will be included in the amount invoiced or the purchase order received.

“T5000 Systems” means the fully integrated system comprising a MicrOTOF, an Ibis Amplicon Desalting Module, the Ibis Analytical Systems and other computers and hardware, as more fully described in Schedule 3, as updated from time to time by written agreement of the parties. “T5000 Systems” does not include Ibis Consumables. “T5000 Systems” includes new versions of the T5000 System as it exists as of the Effective Date, as well as successor products designed to perform mass spectrometry analysis of PCR products, but excluding any systems exclusively used for IVD Use.

“Technology Transfer Date” has the meaning provided in Section 2.2.

“Technology Transfer Management Committee” or “TMC” means the committee described in Article 2.

“Term” means the Initial Term and the Extension Terms, if any.

“Third Party” means an entity other than Ibis, Bruker and their respective Affiliates.

“Transition Term” has the meaning provided in Section 11.2.

“Updates” means modifications, corrections, fixes, patches, enhancements, updates, upgrades or extensions to the Ibis Analytical Systems that Ibis may, from time to time, develop and make generally available to the public during the Initial Period.

“U.S. Government” means the federal, state and local governments of the U.S. or any regulatory authority or department, agency, branch, arm or similar division (including procurement arms) of such governments.

Exhibits and Schedules

Exhibit A	Definitions

Exhibit B	Commercialization Plan

Exhibit C	Press Release

Exhibit D	Bruker Terms and Conditions

Schedule 1	Ibis Consumables

Schedule 2	Ibis Analytical Systems (including Ibis databases)

Schedule 3	T5000 System

Schedule 4	Ibis Technology

Schedule 5	Marks

Schedule 6	MicrOTOF

Schedule 7	MicrOTOF Technology

Exhibit B

Commercialization Plan

[***]

Exhibit C

Press Release

[***]

Exhibit D

Bruker Terms and Conditions

[***]

Schedule  1

Ibis Consumables

[***]

Schedule  2

Ibis Analytical Systems (including Ibis databases)

[***]

Schedule  3

T5000 System

[***]

Schedule  4

Ibis Technology

[***]

Schedule  5

Marks

[***]

Schedule  6

MicrOTOF

[***]

Schedule  7

MicrOTOF Technology

[***]